EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
                    CHARMING SHOPPES REPORTS SEPTEMBER SALES


Bensalem, PA, October 6, 2005 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported that total sales for the five weeks ended October 1, 2005 were $250,700,000, an increase of 21% compared to $206,800,000 for the five weeks ended October 2, 2004. The current period's total sales include sales from Crosstown Traders, Inc. Comparable store sales for Charming Shoppes' retail store brands increased 3% for the five weeks ended October 1, 2005.

Total sales for the thirty-five weeks ended October 1, 2005 were $1,747,700,000, an increase of 11% compared to $1,577,400,000 for the thirty-five weeks ended October 2, 2004. The current period's total sales include sales from Crosstown Traders, Inc. since its acquisition on June 2, 2005. Comparable store sales for Charming Shoppes' retail store brands increased 2% for the thirty-five weeks ended October 1, 2005.

Comparable store sales by retail store brand for the five, nine and thirty-five week periods ended October 1, 2005 were:

                             Five Weeks       Nine Weeks       Thirty-five Weeks
                             Ended 10/1/05    Ended 10/1/05    Ended 10/1/05
Lane Bryant Stores                +5%              +4%               +2%
Fashion Bug Stores                 0%              +2%                0%
Catherines Stores                 +8%              +9%               +7%
--------------------------------------------------------------------------------
Total Retail Store Brands         +3%              +4%               +2%

The Company's plans anticipate flat comparable store sales for the Company's retail store brands during October 2005, compared to a comparative store sales increase of 6% during October 2004. This projection is consistent with the Company's previously stated plan for consolidated comparable store sales increases of low single digits for the Company's retail store brands for the third quarter ending October 29, 2005.

The Company is providing an update on stores affected by hurricanes in the Gulf Coast region. Following Hurricane Katrina, four Catherines Plus Sizes stores and four Lane Bryant stores sustained considerable damage and remain closed until further notice. Following Hurricane Rita, two Catherines Plus Sizes stores and two Lane Bryant stores remain closed, and are expected to reopen in the near future, pending restoration of power and other resources. The Company's assessment is that the impact of hurricane activity in the Gulf Coast region was not material to the Company's September sales performance.

On July 7, 2005, Charming Shoppes, Inc. announced that, beginning with next year's first fiscal quarter, the Company will commence reporting consolidated sales and comparative store sales on a quarterly basis, and will discontinue reporting consolidated sales and comparative store sales on a monthly basis.

For more detailed information on monthly sales, please call 1-866-CHRS-NEWS (1-866-247-7639) to listen to Charming Shoppes, Inc.'s prerecorded monthly sales commentary. This recording will be available until October 10, 2005.



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Charming Shoppes, Inc. operates 2,235 retail stores in 48 states under the names
LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, the Company's Crosstown Traders division operates the following apparel, accessories, footwear and gift catalogs: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

During the thirty-five weeks ended October 1, 2005 the Company opened 35, relocated 49, and closed 21 retail stores. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company's business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


CONTACT:          Gayle M. Coolick
-------           Director of Investor Relations
                  (215) 638-6955